EXHIBIT 16.1

MaloneBailey, LLP

9801 Westheimer, Suite 1100

Houston, Texas 77042

March 16, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of SpectrumDNA, Inc. for the event that occurred on February 26, 2015, and we agree with the statements concerning our firm contained therein.

Very truly yours, /s/ MaloneBailey, LLP MaloneBailey, LLP www.malone-bailey.com